Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS

Revenues Rise 8.8% over Previous Year’s Third Quarter; Net income up 12.8%

ATLANTA, GEORGIA, October 25, 2006: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported that revenues rose 8.8% for the third quarter ended September 30, 2006 to $227.8 million, compared to revenues of $209.3 million for the third quarter ended September 30, 2005. Excluding revenues resulting from the Company’s October 1, 2005 acquisition of the Industrial Fumigant Company, revenues grew 4.6%. See attached detailed reconciliation.

Rollins recorded net income of $17.0 million, or $0.25 per diluted share for the third quarter ended September 30, 2006, compared to $15.1 million, or $0.22 per diluted share for the third quarter ended September 30, 2005.

Rollins recorded net income of $47.3 million, or $0.69 per diluted share for the nine months ended September 30, 2006, compared to $45.4 million, or $0.65 per diluted share for the nine months ended September 30, 2005.  Included in the first nine months of last years results was a $2.5 million gain, net of taxes, or $0.04 per diluted share, as the Company curtailed Rollins, Inc.’s pension plan effective June 30, 2005. Excluding the impact of the pension curtailment gain in 2005, the Company’s earnings increased 10.1% or $.08 per diluted share compared to the same period last year. See attached detailed reconciliation.

Rollins’ balance sheet remains strong with total assets of $454.2 million and stockholders’ equity increasing to $198.9 million. In the third quarter, the Company announced that it repurchased 127,306 shares of common stock with a total of 1,006,680 shares repurchased year to date. In total, approximately 2.3 million additional shares may be purchased under programs previously approved by the Board of Directors.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. stated, “We are pleased with the progress we are making increasing our revenue and growing our customer base. Additionally, we are focused on providing our customers a positive experience from the first service rendered through the entire customer relationship. Our commitment to extraordinary service has been recognized through recent industry acknowledgement. Orkin received the “Best in Class Customer Service” award from PCT Magazine and Syngenta, a leading pesticide manufacturer. We were recognized in the class of pest control companies with over $6.0 million in revenue, which includes a large number of exceptional competitors.”

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada, Mexico, Panama and Costa Rica from over 400 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.westernpest.com, www.indfumco.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding effect of various operational initiatives and the dedication of the Company’s employees to further increase the Company’s business put the Company on track year-to-date to meet the Company’s financial goals for 2006 and the Company’s expectation that 2006 will be another notable year for the Company and its shareholders. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company’s pest and termite process reforms and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; expected benefits of the commercial re-engineering project may not be realized, potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2005.

ROLLINS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands)
	2006	2005
At September 30,	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$53,787	$79,489
Trade receivables, short-term	57,817	48,954
Materials and supplies	8,398	7,358
Deferred income taxes	21,053	30,389
Other current assets	8,975	8,097
Total Current Assets	150,030	174,287

Equipment and property, net	72,090	57,928
Goodwill and other intangible assets	201,556	189,893
Deferred income taxes	16,867	17,441
Trade receivables, long-term	9,111	9,866
Other assets	4,531	4,221
Total Assets	$454,185	$453,636

LIABILITIES
Capital leases	$623	$-
Accounts payable	14,092	14,901
Accrued insurance	16,633	16,516
Accrued compensation and related liabilities	42,813	38,816
Unearned revenue	88,945	90,080
Other current liabilities	31,759	39,827
Total Current Liabilities	194,865	200,140

Capital leases, less current portion	197	-
Accrued pension	15,651	27,291
Long-term accrued liabilities	44,593	47,522
Total Liabilities	255,306	274,953

STOCKHOLDERS’ EQUITY
Common stock	67,783	68,383
Retained earnings and other equity	131,096	110,300
Total Stockholders’ Equity	198,879	178,683
Total Liabilities and Stockholders’ Equity	$454,185	$453,636

ROLLINS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30,
(in thousands except per share data)
(unaudited)
	Third Quarter		Nine months ended
	September 30		September 30
	2006	2005	2006	2005
REVENUES
Customer services	$227,816	$209,346	$654,225	$607,587
COSTS AND EXPENSES
Cost of services provided	119,206	110,083	345,255	324,626
Depreciation and amortization	6,662	5,800	20,400	17,808
Sales, general and administrative	74,472	68,574	211,340	194,839
Pension curtailment gain	-	-	-	(4,176)
Gain sales of assets	(17)	(1)	(15)	(544)
Interest income	(332)	(489)	(968)	(1,305)
	199,991	183,967	576,012	531,248
INCOME BEFORE TAXES	27,825	25,379	78,213	76,339
PROVISION FOR INCOME TAXES	10,788	10,279	30,943	30,918
NET INCOME	$17,037	$15,100	$47,270	$45,421

NET INCOME PER SHARE - BASIC	$0.25	$0.22	$0.70	$0.67
NET INCOME PER SHARE - DILUTED	$0.25	$0.22	$0.69	$0.65

Weighted average shares outstanding – basic	67,068	68,117	67,184	67,999
Weighted average shares outstanding – diluted	68,700	70,042	68,926	70,046

ROLLINS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30,
(in thousands)
	2006	2005
	Unaudited	Unaudited
OPERATING ACTIVITIES
Net Income	$47,270	$45,421
Adjustments to reconcile net income to net cash
Provided by operating activities:
Depreciation and amortization	20,400	17,808
Pension curtailment gain	-	(4,176)
Provision for deferred income taxes	5,144	2,085
Gain on sales of assets	(15)	(544)
Other, net	(1,822)	(2,590)
(Increase)/decrease in assets
Trade receivables	(9,747)	(3,187)
Materials and supplies	685	1,536
Other current assets	138	(2,059)
Other non-current assets	735	233
Increase/(decrease) in liabilities:
Accounts payable and accrued expenses	2,893	8,298
Unearned revenue	8,955	10,147
Accrued insurance	1,398	(2,484)
Accrual for termite contracts	(3,900)	(1,263)
Accrued Pension	(5,000)	-
Long-term accrued liabilities	(6,666)	(881)
Net cash provided by operating activities	60,468	68,344
INVESTING ACTIVITIES
Purchase of equipment and property	(15,657)	(16,999)
Acquisitions of companies	(5,050)	(3,022)
Cash from sales of franchises	550	340
Proceeds from sales of assets	20	749
Net cash used in investing activities	(20,137)	(18,932)
FINANCING ACTIVITIES
Dividends paid	(12,790)	(10,304)
Common stock purchased	(19,452)	(21,313)
Common stock options exercised	435	3,229
Principal payments on capital leases	(566)	-
Other	2,157	983
Net cash used in financing activities	(30,216)	(27,405)
Effect of exchange rate changes on cash	607	745
Net increase/(decrease) in cash and cash equivalents	10,722	22,752
Cash and cash equivalents at beginning of period	43,065	56,737
Cash and cash equivalents at end of period	$53,787	$79,489

ROLLINS, INC. AND SUBSIDIARIES
REVENUE RECONCILIATION
REVENUES EXCLUDING THE INDUSTRIAL FUMIGANT COMPANY
	Third Quarter Ended
	September 30,
	2006	2005	$ Better/	% Better/
	(Unaudited)	(Unaudited)	(Worse)	(Worse)
Reported net revenues	$227,816	$209,346	$18,470	8.8%
Less: The Industrial Fumigant Company (IFC)	8,773	-	8,773	100.0
Net revenue excluding IFC	$219,043	$209,346	$9,697	4.6%

ROLLINS, INC. AND SUBSIDIARIES
NET INCOME AND EARNINGS PER SHARE RECONCILIATION
EARNINGS AND EARNINGS PER SHARE EXCLUDING PENSION CURTAILMENT GAIN
	Third Quarter Ended
	September 30,
	2006	2005	$ Better/	% Better/
	(Unaudited)	(Unaudited)	(Worse)	(Worse)
Reported net income	$47,270	$45,421	$1,849	4.1%
Less: Pension Curtailment Gain (net of tax)	-	2,485	2,485	100.0
Income excluding Pension Curtailment Gain	$47,270	$42,936	$4,334	10.1%

Reported Earnings Per Share – Basic	$0.70	$0.67	$0.03	4.5%
Less: Pension Curtailment Gain (net of tax)	-	0.04	0.04	100.0
Earnings Per Share – Basic excluding Pension Curtailment Gain	$0.70	$0.63	$0.07	11.1%

Reported Earnings Per Share – Diluted	$0.69	$0.65	$0.04	6.2%
Less: Pension Curtailment Gain (net of tax)	-	0.04	0.04	100.0
Earnings Per Share – Diluted excluding Pension Curtailment Gain	$0.69	$0.61	$0.08	13.1%

CONFERENCE CALL ANNOUNCEMENT

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

third quarter results on:

Wednesday, October 25, 2006 at:

9:30 a.m. Eastern

8:30 a.m. Central

7:30 a.m. Mountain

6:30 a.m. Pacific

TO PARTICIPATE:

Please dial 800-867-0448 domestic;

303-262-2140 international

at least 5 minutes before start time.

REPLAY: available through November 1, 2006

Please dial 800-405-2236/303-590-3000, Passcode: 11073223

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@financialrelationsboard.com